Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269911

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated September 22, 2023)

FREIGHTOS LIMITED

UP TO 14,850,000 ORDINARY SHARES
UP TO 40,639,421 ORDINARY SHARES BY THE SELLING SECURITYHOLDERS
UP TO 8,550,549 WARRANTS BY THE SELLING SECURITYHOLDERS

This Prospectus Supplement No. 3 updates, amends, and supplements the prospectus dated September 22, 2023 (as amended and supplemented, the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1, as amended (Registration No. 333-269911). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on February 8, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Freightos Ordinary Shares and Freightos Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CRGO” and “CRGOW,” respectively. On February 7, 2024, the last reported sales price of the Freightos Ordinary Shares was $3.0125 per share, and on February 7, 2024, the last reported sales price of the Freightos Warrants was $0.1813 per warrant.

We are both an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer” in the Prospectus for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2024

Commission File Number: 001-41604

Freightos Limited

(Translation of registrant's name into English)

Technology Park Building 2

1 Derech Agudat Sport HaPo’el

Jerusalem, Israel 9695102

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F

or Form 40-F:	☒ Form 20-F	☐ Form 40-F

CONTENTS

Resignation and Appointment of Board Members

On February 8, 2024, Freightos Limited (the “Company”) announced that William Chin has resigned from the Company’s Board of Directors (the “Board”) as of January 30, 2024, and Carl Vine has been appointed by the Board to fill the vacancy on the Board caused by Mr. Chin’s resignation, effective as of that same date.

Mr. Chin’s decision to resign stemmed from competing demands on his time, and did not arise or result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Exhibits.

Exhibit 99.1	Press release, dated February 8, 2024, entitled “Freightos Announces Board of Directors Change”

Incorporation by Reference

The information in this Form 6-K (including in Exhibit 99.1 hereto, but excluding any quotes contained therein) is hereby incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-270303), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FREIGHTOS LIMITED
Date: February 8, 2024
/s/ Michael Oberlander
	Name:	Michael Oberlander
	Title:	General Counsel

Exhibit 99.1

Freightos Announces Board of Directors Change

February 8, 2024 – Jerusalem /PRNewswire/ - Freightos Limited (NASDAQ: CRGO), a leading, vendor-neutral booking and payment platform for the international freight industry, today announced that William Chin, Head of Commodities at the Singapore Exchange stepped down from the board of directors, and that Carl Vine, Co-Head of Asia-Pacific Equity Investing at M&G Investments, was appointed to the board.

Carl Vine joined the M&G Equity team in 2019 and has 27 years of investment experience. Prior to folding it into M&G, Carl co-founded Port Meadow Capital Management, a boutique investment firm, in 2014. In his earlier career, he held Managing Directorships at both SAC Capital and UBS in Hong Kong. He began his career with Prudential Portfolio Managers in London in 1997 and went on to spend considerable time living and working in the Asia Pacific region. He holds a Bachelor of Arts (Hons) in Politics, Philosophy & Economics from Oxford University.

Carl brings to Freightos’ board a wealth of experience and a proven track record in investing in innovative growth companies focused on disruptive technologies. Carl currently serves as a board member at Trieye, a fabless semiconductor company, and at NoTraffic, an AI-powered traffic signal platform developer.

Carl, who represents M&G Investments, the largest Freightos investor as of the latest available reports, said, "I believe strongly in Freightos’ vision to digitalize the freight industry. They have an innovative platform which has already demonstrated strong network effects and industry traction, aligning perfectly with the future of global trade. Further, Freightos’ contribution to decarbonization through better capacity utilization and better carbon footprint visibility is commendable and aligns with a core mission of M&G. M&G is committed to a long term relationship with the Freightos team and I look forward to contributing my experience to support the company's journey towards sustainable, capital-efficient growth."

Zvi Schreiber, CEO of Freightos, said, "We are grateful for William Chin’s contributions and welcome Carl Vine's fresh perspectives and insights, which are crucial for our journey to become the leading platform in our industry and to create long-term value for our shareholders."

About Freightos

Freightos® (NASDAQ: CRGO) operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of forwarders, and dozens of airlines and ocean carriers.

Freightos.com is a premier digital international freight marketplace for importers and exporters for instant pricing, booking, and shipment management. Thousands of SMBs and enterprises have sourced shipping services via Freightos across dozens of logistics service providers.

WebCargo® by Freightos is a leading global freight platform connecting carriers and forwarders. In particular, it is the largest air cargo eBooking platform, enabling simple and efficient freight pricing and booking between thousands of freight forwarders, including the top twenty global freight forwarders, and hundreds of airlines, ocean liners and trucking carriers. Airlines on the platform represent over a third of global air cargo capacity. WebCargo also offers software as a service for forwarders to facilitate digital freight rate management, quoting, and online sales.

Freightos Data calculates the Freightos Baltic Index, the industry’s key daily benchmark of container shipping prices, the Freightos Air Index, as well as other market intelligence products that improve supply chain decision-making, planning, and pricing transparency.

Freightos is a widely recognized logistics technology leader with a worldwide presence and a broad customer network. Incorporated in the Cayman Islands with offices around the world, More information is available at freightos.com/investors.

Contacts

Media:

Tali Aronsky

press@freightos.com

Investors:

ir@freightos.com